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                                    EXHIBIT 16





Dohan and Company                           7700 North Kendall Drive,  Suite 204
Certified Public Accountants                Miami, Florida       33156-7578
        a Professional Association          Telephone        (305) 274-1366
                                            Facsimile        (305) 274-1368
                                            E-MAIL           INFO@USCPA.COM
                                                             --------------
                                            INTERNET         WWW.USCPA.COM
October 23, 2001

Securities and Exchange Commission
Washington, D.C.  20549

RE:      Commission File #033-21481-FW


Gentlemen:

We were previously principal accountants for VentureNet Capital Group, Inc. and on June 9, 2000 (except for Note 9 as to which the date was August 5, 2000), we reported on the financial statements of VentureNet Capital Group, Inc. as of and for the years ended May 31, 2000 and 1999. On October 11, 2001, it became apparent that we would not be paid our past due fees. At that point, we recommended that the Registrant secure other outside auditors. On October 17, 2001, we ceased serving as principal accountants of VentureNet Capital Group, Inc. and were informed that the Registrant had engaged a new principal accountant.

Relative to the change in auditors, we have read the statements being made by VentureNet Capital Group, Inc. We understand that these statements are being filed with the Commission, pursuant to Item 4 of the Company's Form 8-K report dated October 23, 2001, and we agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Steven H. Dohan, CPA
------------------------

Steven H. Dohan, CPA, Managing Director
Dohan and Company, CPA's
Miami, FL
October 23, 2001


cc:   VentureNet Capital Group, Inc.
      ATTN:  Michael N. Brette, President
      27349 Jefferson Ave, Suite 200
      Temecula, CA 92590